July 28, 2015

Philadelphia Investment Partners New Generation Fund

1233 Haddonfield - Berlin Road, Suite #7

Voorhees, NJ 08043

Re: Philadelphia Investment Partners New Generation Fund –

File Nos. 333-165401 and 811-22395

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 5 to the Philadelphia Investment Partners New Generation Fund Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 7 under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP